Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form F-3ASR of our reports dated April 7, 2010, relating to the consolidated financial statements and financial statement schedule of DryShips Inc. and subsidiaries (the “Company”), (which report is based in part on the reports of other accountants, and which report expresses an unqualified opinion on those consolidated financial statements and financial statement schedule and includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte
Deloitte.
Hadjipavlou Sofianos & Cambanis S.A. Athens, Greece
September 3, 2010